Exhibit 99.1

Avid Bioservices Reports Financial Results for Second Quarter Ended October 31, 2024

TUSTIN, Calif., December 10, 2024 -- Avid Bioservices, Inc. (NASDAQ: CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the second quarter and six months ended October 31, 2024.

Highlights from the Quarter Ended October 31, 2024:

“We delivered solid results in a competitive environment, with increased revenues and backlog offset by increased costs,” stated Nick Green, president and CEO of Avid Bioservices. “We are pleased to reach the separately announced agreement with GHO and Ampersand, which will provide our stockholders with significant, immediate and certain cash value for their shares. The transaction also provides us with partners who are committed to leveraging their deep industry experience, focused strategy, and collaborative approach to drive growth beyond the Company’s standalone plan.”

Financial Highlights for the Second Quarter and Six Months Ended October 31, 2024

•	Revenues for the second quarter were $33.5 million, an increase of 32% as compared to revenues of $25.4 million recorded in the same prior year period. For the first six months of fiscal 2025, revenues were $73.7 million, an increase of 17% as compared to revenues of $63.1 million in the same prior year period. The revenue increase for the second quarter and six months ended October 31, 2024, was attributed to increases in manufacturing and process development revenues.

•	As of October 31, 2024, backlog was $220 million an increase of 11% compared to $199 million at the end of the same quarter last year. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

•	Gross loss for the second quarter was $2.0 million compared to a gross loss of $4.7 million for the same prior year period. Gross profit for the first six months of fiscal 2025 was $3.7 million compared to a gross loss of $0.6 million for the same prior year period. The increase in gross profit for the second quarter and six months ended October 31, 2024, compared to the same prior year period was primarily driven by increased revenues, partially offset by increases in compensation and benefit related expenses, facility, manufacturing and other related expenses, and depreciation expense.

•	SG&A expenses for the second quarter were $10.6 million, an increase of 61% compared to $6.6 million recorded in the same prior year period. The increase in SG&A for the second quarter ended October 31, 2024, compared to the same prior year period was primarily due to increases in compensation and benefit related expenses and legal fees. SG&A expenses for the first six months of fiscal 2025 were $18.8 million, an increase of 46% compared to $12.8 million recorded in the prior year period. The increase in SG&A for the second quarter and six months ended October 31, 2024, compared to the same prior year period was primarily due to increases in compensation and benefit related expenses and audit, legal and other consulting fees.

•	Net loss for the second quarter was $17.4 million or $0.27 per basic and diluted share, compared to a net loss of $9.5 million or $0.15 per basic and diluted share for the same prior year period. For the first six months of fiscal 2025, the company recorded a net loss of $22.9 million or $0.36 per basic and diluted share, compared to a net loss of $11.6 million or $0.18 per basic and diluted share during the same prior year period.

•	On October 31, 2024, the company reported cash and cash equivalents of $33.4 million, compared to $38.1 million on April 30, 2024.

•	During the second quarter of fiscal 2025, the company’s revolving line of credit expired.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which is being filed with the Securities and Exchange Commission today.

Acquisition of Avid Bioservices by GHO Capital Partners and Ampersand Capital Partners

•	On November 6, 2024, the company announced that Avid, GHO Capital Partners LLP ("GHO") and Ampersand Capital Partners (“Ampersand”) have entered into a definitive merger agreement for Avid to be acquired by funds managed by GHO and Ampersand in an all-cash transaction valued at approximately $1.1 billion. Under the terms of the merger agreement, GHO and Ampersand would acquire all the outstanding shares held by Avid’s stockholders for $12.50 per share in cash. The per share purchase price represents a 13.8% premium to Avid’s closing share price of $10.98 on November 6, 2024, the last full trading day prior to the transaction announcement, and a 21.9% premium to the company's 20-day volume-weighted average share price for the period ended November 6, 2024. This transaction equates to an enterprise value of approximately $1.1 billion, a 6.3x multiple to consensus FY2025E revenue.

The transaction, which was unanimously approved by the Avid Board of Directors, is currently expected to close in the first quarter of 2025, subject to customary closing conditions, including approval by Avid’s stockholders and receipt of required regulatory approvals. The transaction is not subject to a financing condition. The companies will continue to operate independently until the proposed transaction is finalized. Upon completion of the transaction, Avid common stock will no longer be listed on any public stock exchange. The company will continue to operate under the Avid name and brand.

In light of the proposed transaction, Avid will not host an earnings conference call and is suspending its practice of providing financial guidance.

About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ: CDMO) is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With more than 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

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Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding the company’s projected revenue ramp and expected continued momentum, expected future sustained profitability, the estimated annual revenue-generating capacity of the company’s facilities, the expected benefits to the company’s business from customers with later stage programs, the anticipated timing for recognizing revenue from the company’s backlog, the realization of the company’s strategic objectives, the company’s revenue guidance, and other statements relating to the company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the company’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customers projects, the risk that changing economic conditions may delay or otherwise adversely impact the realization of the company’s backlog, the risk that the company may not be able to convert its backlog into revenue within the contemplated time periods, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that the company’s later-stage customers do not receive regulatory approval or that commercial demand for an approved product is less than forecast, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2025 revenues, the risk that expanding into a new biologics manufacturing capability may distract senior management’s focus on the company’s existing operations, the risk that the company may experience delays in hiring qualified individuals into the cell and gene therapy business, the risk that the company may experience delays in engaging customers for the cell and gene therapy business, and the risk that the cell and gene therapy business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2024, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

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